UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2015

SANDRIDGE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-33784 (Commission File Number)	20-8084793 (I.R.S. Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73102 (Zip Code)

Registrant's Telephone Number, including Area Code: (405) 429-5500
Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events
On February 26, 2013, SandRidge Exploration and Production, LLC (“SandRidge E&P”), a wholly owned subsidiary of SandRidge Energy, and Sheridan Holding Company II, LLC (“Sheridan”) closed the transaction pursuant to which Sheridan acquired SandRidge E&P's assets in the Permian Basin area of west Texas, other than those assets associated with the SandRidge Permian Trust, for $2.6 billion in cash, net of post-closing adjustments (the "Permian Sale"). The effective date of the Permian Sale is January 1, 2013. On March 28, 2013, SandRidge used a portion of the proceeds from the Permian Sale to redeem its 9.875% Senior Notes due 2016 and 8.0% Senior Notes due 2018 (the “Senior Notes Redemption”).

On February 25, 2014, SandRidge Energy, Inc. ("SandRidge") sold certain subsidiaries owning all of SandRidge's Gulf of Mexico and Gulf Coast properties to Fieldwood Energy, LLC for $702.6 million, net of working capital adjustments and post-closing adjustments, and the buyer's assumption of approximately $366.0 million of related asset retirement obligations (the "Gulf Sale"). The effective date of the Gulf Sale is December 1, 2013.

SandRidge is filing this Current Report on Form 8-K to give effect to the Permian Sale, the Senior Notes Redemption and the Gulf Sale. SandRidge's pro forma financial information is filed as Exhibit 99.1 to this Current Report.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits:

99.1
Pro Forma Financial Information. Unaudited Pro Forma Condensed Statement of Operations for the nine months ended September 30, 2014, Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 2013 and related notes showing the pro forma effects of the Permian Sale, the Senior Notes Redemption and the Gulf Sale.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC.
(Registrant)

January 8, 2015	By: /s/ Eddie M. LeBlanc
Eddie M. LeBlanc
Executive Vice President and Chief Financial Officer

Exhibit Index

No.	Description

99.1
Pro Forma Financial Information. Unaudited Pro Forma Condensed Statement of Operations for the nine months ended September 30, 2014, Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 2013 and related notes showing the pro forma effects of the Permian Sale, the Senior Notes Redemption and the Gulf Sale.